Exhibit 2.1

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

among

ARIES VENTURES INC.

ARIES ACQUISITION CORPORATION and

CARDIUM THERAPEUTICS, INC.

October 19, 2005

TABLE OF CONTENTS

1.	The Merger
	1.1	Merger
	1.2	Effective Time
	1.3	Certificate of Incorporation, By-laws, Directors and Officers
	1.4	Assets and Liabilities
	1.5	Manner and Basis of Converting Shares
	1.6	Surrender and Exchange of Certificates
	1.7	Parent Common Stock
2.	Representations and Warranties of the Company
	2.1	Organization, Standing, Subsidiaries, Etc.
	2.2	Qualification
	2.3	Capitalization of the Company
	2.4	Company Stockholders
	2.5	Corporate Acts and Proceedings
	2.6	Compliance with Laws and Instruments
	2.7	Binding Obligations
	2.8	Broker’s and Finder’s Fees
	2.9	Financial Statements
	2.10	Absence of Undisclosed Liabilities
	2.11	Changes
	2.12	Tax Returns and Audits
	2.13	Employee Benefit Plans; ERISA
	2.14	Title to Property and Encumbrances
	2.15	Litigation
	2.16	Patents, Trademarks, Etc.
	2.17	Interested Party Transactions
	2.18	Questionable Payments
	2.19	Obligations to or by Stockholders
	2.20	Assets and Contracts
	2.21	Employees
	2.22	Disclosure
3.	Representations and Warranties of Parent and Acquisition Corp
	3.1	Organization and Standing
	3.2	Corporate Authority
	3.3	Broker’s and Finder’s Fees
	3.4	Capitalization of Parent
	3.5	Acquisition Corp.
	3.6	Validity of Shares
	3.7	SEC Reporting and Compliance
	3.8	Financial Statements
	3.9	Governmental Consents
	3.10	Compliance with Laws and Instruments
	3.11	No General Solicitation

i

	3.12	Binding Obligations
	3.13	Absence of Undisclosed Liabilities
	3.14	Changes
	3.15	Tax Returns and Audits
	3.16	Employee Benefit Plans; ERISA
	3.17	Litigation
	3.18	Interested Party Transactions
	3.19	Questionable Payments
	3.20	Obligations to or by Stockholders
	3.21	Assets and Contracts
	3.22	Employees
	3.23	Patents, Trademarks, Etc.
	3.24	Disclosure
4.	Additional Representations, Warranties and Covenants of the Stockholders
5.	Conduct of Businesses Pending the Merger
	5.1	Conduct of Business by the Company Pending the Merger
	5.2	Conduct of Business by Parent and Acquisition Corp
6.	Additional Agreements
	6.1	Access and Information
	6.2	Additional Agreements
	6.3	Publicity
	6.4	Appointment of Directors
	6.5	Stock Incentive Plan
	6.6	Private Offering and Schering Transaction
	6.7	Stock Incentive Plan
	6.8	Private Offering
	6.9	Additional Parent Actions
	6.10	Issuance of Warrants to Mark Zucker and Registration of Shares
	6.11	Pre-Closing Distribution
	6.12	Indemnity Agreements
	6.13	Post-Closing Audit and Filing Expenses
	6.14	Parent Post-Closing Capitalization Table
7.	Conditions of Parties’ Obligations
	7.1	Company Obligations
	7.2	Parent and Acquisition Corp. Obligations
8.	Survival of Representations and Warranties
9.	Amendment of Agreement
10.	Definitions
11.	Closing
12.	Termination Prior to Closing
	12.1	Termination of Agreement
	12.2	Termination of Obligations
	12.3	Rescission of Agreement
13.	Miscellaneous
	13.1	Notices
	13.2	Entire Agreement
	13.3	Expenses
	13.4	Time
	13.5	Severability
	13.6	Successors and Assigns
	13.7	No Third Parties Benefited
	13.8	Counterparts
	13.9	Governing Law
	13.10	Venue; Submission to Jurisdiction

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Certificate of Merger
B	Certificate of Incorporation of the Company
C	By-laws of the Company
D	Directors and Officers of the Surviving Corporation
E	Representation Letter
F	Form of Opinion of Company’s Counsel
G	Form of Opinion of Parent’s Counsel
H-1	Form of Release (Officers and Directors)
H-2	Form of Release (Zucker)
I	Form of Lock-up Agreement
J	Form of Representation Agreement re Company Representations and Warranties
K-1	Form of Representation Agreement re Parent Representations and Warranties (Directors)
K-2	Form of Representation Agreement re Parent Representations and Warranties (Zucker)
L	Parent Post-Closing Capitalization Table

Company Disclosure Schedules

2.4	Company Stockholders
2.9	Financial Statements
2.10	Undisclosed Liabilities
2.11	Company Changes/Indebtedness
2.12	Tax Returns and Audits
2.13	Schedule of Employee Benefit Plans
2.14	Title to Properties and Encumbrances
2.16	Company Patents, Trademarks, Etc.
2.17	Company Interested Party Transactions
2.19	Company Obligations to or by Stockholders
2.20	Company Assets and Contracts
2.21	Company Employees

Parent Disclosure Schedules

3.4	Capitalization of Parent
3.14	Parent Changes/Indebtedness
3.18	Parent Interested Party Transactions
3.20	Parent Obligations to or by Stockholders
3.21	Parent Assets and Contracts
3.22	Parent Employees
3.23	Parent Patents, Trademarks, Etc.
5.2(c)(ii)	Parent Asset Dispositions

iii

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into as of October 19, 2005, by and among ARIES VENTURES INC., a Nevada corporation (“Parent”), ARIES ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Corp.”), and CARDIUM THERAPEUTICS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and shareholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the “Certificate of Merger”) attached as Exhibit A hereto; and the Board of Directors of Parent has also approved this Agreement and the Certificate of Merger;

WHEREAS, the requisite Stockholders (as such term is defined in Section 10 hereof) have approved, by written consent pursuant to Sections 228 and 251 of the DGCL, this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and

WHEREAS, immediately following the Closing (as such term is defined herein), Parent (as it will exist as of the closing of the Merger) will sell shares of its common stock, par value $0.01 per share, in a private offering (the “Private Offering”) to accredited investors, pursuant to the terms of Company’s Confidential Private Placement Memorandum, dated July 1, 2005, as supplemented by Supplement No. 1 thereto dated September 29, 2005, and as it may be further supplemented (the “Memorandum”), for the purpose of financing the ongoing business and operations of the Surviving Corporation (as defined below) following the Merger.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.             The Merger.

1.1          Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with Section 251 of the DGCL. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name Cardium Therapeutics, Inc.

1.2          Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3          Certificate of Incorporation, By-laws, Directors and Officers.

(a)           The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

(b)           The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

(c)           The directors and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time (except, in the case of directors, as described in Section 6.4) until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

1.4          Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5          Manner and Basis of Converting Shares.

(a)           At the Effective Time:

(i)            each share of common stock, no par value, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 785,000 shares of common stock, par value $0.0001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii)           the shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company, beneficially owned by the Stockholders listed in Schedule 2.4 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one share of Parent Common Stock for each share of Company Common Stock; and

(iii)          each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6          Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid one share of Parent Common Stock for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7          Parent Common Stock. Parent agrees that it will cause the Parent Common

Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose. Parent further covenants that immediately prior to the Effective Time there will be no more than 2,032,226 shares of Parent Common Stock issued and outstanding, and, except as set forth in Schedule 3.4, that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.

2.             Representations and Warranties of the Company. The Company hereby represents and warrants to each of Parent, Acquisition Corp. and National Securities Corporation, a Washington corporation acting as Placement Agent for the Private Offering (“Placement Agent”) as follows:

2.1          Organization, Standing, Subsidiaries, Etc.

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)           The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2          Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).

2.3          Capitalization of the Company. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and the Company has no authority to issue any other capital stock. There are 7,850,000 shares of Company Common Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and nonassessable. The Company has no outstanding warrants, stock options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4          Company Stockholders. Schedule 2.4 hereto contains a true and complete table setting forth the names and addresses of the record owner of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company, together with the number and percentage (on a fully-diluted basis) of securities held. To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the exercise of the voting rights of Company Common Stock.

2.5          Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing of the Certificate of Merger referred to in Section 1.2.

2.6          Compliance with Laws and Instruments. To the knowledge of the Company, the business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene in any material respect (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any material Lien upon any property or asset of the Company.

2.7          Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.8          Broker’s and Finder’s Fees. To the knowledge of the Company, no Person has, or as a result of the transactions contemplated herein will have any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth in the section of the Memorandum entitled “Distribution Plan – Placement Agent Compensation.”

2.9          Financial Statements. Attached hereto as Schedule 2.9 are the Company’s audited Balance Sheet, Statement of Operations, Statement of Stockholders’ Equity and

Statement of Cash Flows as of and for the year ended December 31, 2004, and the four months ended April 30, 2005.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial Condition of the Company as of the dates therein specified and the results of its operations and its cash flows for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) applied on a basis consistent with prior accounting periods.

2.10        Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.10 and/or Schedule 2.11 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since April 30, 2005, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.11        Changes. Since April 30, 2005, except as disclosed in Schedule 2.11 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger, the Private Offering and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the April 30, 2005, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Company, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Company Balance Sheet or its statement of income for the year ended on the Company Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.12        Tax Returns and Audits. All required federal, state and local Tax Returns of the Company have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Company. The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency assessed against it.  None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Company’s Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Company with respect to the period ended on the Company’s Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

2.13        Employee Benefit Plans; ERISA. Schedule 2.13 lists all: (i) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company and covering employees of the Company, including (i) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA and (ii) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA (collectively, the “Company Benefit Plans”); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of the Company providing employee or executive compensation or benefits to its employees, other than the Company Benefit Plans (collectively, the “Benefit Arrangements”). Each Company Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.

2.14        Title to Property and Encumbrances. Except as disclosed in Schedule 2.14 hereto, the Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since April 30, 2005, and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.15        Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding (other than proceedings before the United States Patent and Trademark Office or foreign counterparts thereof) pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.16        Patents, Trademarks, Etc. Schedule 2.16 sets forth a list of all United States patents, trademarks, trade names, and applications therefor used by the Company exclusively in and material to the conduct of its business (the “Patent and Trademark Rights”). Except as disclosed in Schedule 2.16, (a) the Company owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) to the Company’s knowledge, the conduct of its business as now being conducted does not conflict with any valid patents, trademarks, trade names or copyrights of others in any way which has a material adverse effect on the business or financial Condition of the Company or its business.

2.17        Interested Party Transactions. Except as disclosed on Schedule 2.17, no officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.18        Questionable Payments. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.19        Obligations to or by Stockholders. Except as disclosed on Schedule 2.19, the Company has no liability or obligation or commitment to any stockholder of Company or any

Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Company, nor does any stockholder of Company or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.20        Assets and Contracts. Except as expressly set forth in a schedule to this Agreement, the Company’s Balance Sheet or the notes thereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company.  Company does not own any real property.  Except as disclosed on Schedule 2.20, Company is not a party to or otherwise bound by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Company is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Company or any present or former officer, director or stockholder of Company, (k) agreement obligating Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than two months from the Closing Date that involves an expenditure or receipt by Company in excess of $1,000.  Except as disclosed on Schedule 2.20, the Company maintains no insurance policies and insurance coverage of any kind with respect to Company, its business, premises, properties, assets, employees and agents.  Schedule 2.20 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of Company, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 2.20, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Company in effect following the consummation of the Merger and the transactions contemplated hereby.  Company has furnished to the Parent true and complete copies of all agreements and other documents disclosed or referred to in Schedule 2.20 or the Company Balance Sheet or the notes thereto, as well as any additional agreements or documents, requested by the Parent.

2.21        Employees. Other than pursuant to ordinary arrangements of employment compensation, Company is not under any obligation or liability to any officer, director, employee or Affiliate of Company.  Except as disclosed on Schedule 2.21, the Company has no employment agreements with, or any severance payment obligations to, any of its officers or employees.

2.22        Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent that materially and adversely affects or, insofar as the Company can now reasonably foresee, will materially and adversely affect the Condition of the Company.

3.             Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. jointly and severally represent and warrant to each of the Company and Placement Agent, as follows:

3.1          Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Parent is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Condition of the Parent (as defined below). Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles or Certificates of Incorporation and By-laws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent as the sole stockholder of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2          Corporate Authority. Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3          Broker’s and Finder’s Fees. Except for the firms engaged by the Company described in Section 3.21, no person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims he, she or it introduced Parent or Acquisition Corp. to, or assisted them with, the transactions contemplated by or described herein.

3.4          Capitalization of Parent. The authorized capital stock of Parent consists of (a) 50,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), of which not more than 2,032,226 shares will be, prior to the Effective Time, issued and outstanding and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. Schedule 3.4  hereto contains a complete and true capitalization table setting forth the Parent common stock and warrant holdings of the officers and directors of Parent and, to the best knowledge of Parent after due inquiry, the holders of greater than 5% of Parent Common Stock. Except as set forth on Schedule 3.4, Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.  All outstanding warrants to purchase Parent Common Stock expire of their own accord on November 11, 2005.

3.5          Acquisition Corp. Acquisition Corp. is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.  The authorized capital stock of Acquisition Corp. consists of 1,000 shares of no par value common stock (the “Acquisition Corp. Common Stock”), of which not more than ten (10) shares will be, prior to the Effective Time, issued and outstanding.

3.6          Validity of Shares. All of (a) the 7,850,000 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof and (b) assuming no action by the Board of Directors subsequent to the Closing revoking authorization for the issuance of shares the ten (10) shares of Parent Company Stock to be issued in connection with the consummation of the Private Offering, when issued and delivered in accordance with the terms hereof or the Private Offering, as applicable, and the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7          SEC Reporting and Compliance.

(a)           Parent has filed with the Commission all forms, reports and documents required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act (collectively, the “Parent SEC Documents”). The Parent SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since October 7, 2005.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since October 7, 2005 and any and all subsequent statements, reports and filings filed by the Parent with the Commission or delivered to the stockholders of Parent.

(c)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(d)           The shares of Parent Common Stock are quoted on the Pink Sheets under the symbol “ARVT.PK”, and Parent, to the best of its knowledge, is in compliance in all material respects with all rules and regulations of the Pink Sheets applicable to it and the Parent Stock.

(e)           Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the Pink Sheets LLC.

(f)            To the best of its knowledge, Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8          Financial Statements. The balance sheets, and statements of operations, statements of changes in shareholders’ equity and statements of cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with US GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial Condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, are audited by, and include the related report of Weinberg & Company, P.A., Parent’s independent registered public accounting firm. The financial information included in each of the Quarterly Reports on Form 10-QSB for the quarters ended December, 31, 2004, March 31, 2005 and June 30, 2005 is unaudited, but reflects all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9          Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10        Compliance with Laws and Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective articles or certificate of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

3.11        No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12        Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of Parent and Acquisition Corp., and are enforceable against Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13        Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the audited balance sheet of Parent as of September 30, 2004 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since

September 30, 2004 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the “Condition of the Parent”), as disclosed on a Schedule attached to this Agreement, and (e) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

3.14        Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents and on Schedule 3.14, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial Condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15        Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed,

and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16        Employee Benefit Plans; ERISA.

(a)           Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)           Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c)           All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)           There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e)           There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(f)            No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17        Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business. To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18        Interested Party Transactions. Except as disclosed in the Parent SEC Documents and on Schedule 3.18, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19        Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20        Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents and on Schedule 3.20, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.21        Assets and Contracts. Except as expressly set forth in a schedule to this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Parent is not a party to or otherwise bound by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than two months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000.  Except as disclosed on Schedule 3.21, the Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Schedule 3.21 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of Parent, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 3.21, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby. Parent has furnished to the Company true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.21 or the Parent Balance Sheet or the notes thereto, as well as any additional agreements or documents, requested by the Company.

3.22        Employees. Except as disclosed on Schedule 3.22, other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.  The Company has no employment agreements with, or any severance payment obligations to, any of its officers or employees.

3.23        Patents, Trademarks, Etc. Schedule 3.23 sets forth a list of all Parent’s Patent and Trademark rights. Except as disclosed in Schedule 3.23 (a) Parent owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) to Patent’s knowledge, the conduct of its business as now being conducted does not conflict with any valid patents, trademarks, trade names or copyrights of others in any way which has a material adverse effect on the business or financial Condition of the Parent or its business.

3.24        Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing or disclosed in Parent SEC filings or in any schedules or exhibits attached hereto or incorporated herein that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.             Investment Letter.  At or prior to the Closing, Parent shall have received from each of the Company’s shareholders voting to approve the Merger and/or declining to exercise such shareholder’s appraisal rights provided for in Section 262 of the DGCL a Representation Letter substantially in the form attached hereto as Exhibit E agreeing among other things that the shares of Parent Common Stock to be issued in the merger are, among other things, being acquired for investment purposes and not with a view to public resale, are being acquired for the shareholder’s own account, and that the shares of Parent Common Stock are restricted and may not be resold without registration, except in reliance on an exemption therefrom under the Securities Act.

5.             Conduct of Businesses Pending the Merger.

5.1          Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement or disclosed in any Schedule to this Agreement:

(a)           the business of the Company shall be conducted only in the ordinary course;

(b)           the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Certificate of Incorporation or By-laws; or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)           the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)           the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(e)           the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.

5.2          Conduct of Business by Parent and Acquisition Corp Pending the Merger. Parent represents and warrants to the Company that Parent and Acquisition Corp. do not operate any business.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement or disclosed in any Schedule to this Agreement:

(a)           the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

(b)           neither Parent nor Acquisition Corp. shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its articles or certificate of incorporation or by-laws; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)           neither Parent nor Acquisition Corp. shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (ii) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(a) hereof and the disposition of assets described in Schedule 5.2(c)(ii)); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d)           neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(e)           neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.

6.             Additional Agreements.

6.1          Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request; provided, that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2          Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

6.3          Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company; provided, however, that this provision shall not prevent any party from making any announcement or filing any report required by it to be in compliance with any applicable federal or state securities laws.

6.4          Appointment of Officers and Directors. Parent shall accept the resignation of the current officers and directors of Parent as provided by Section 7.2(f)(7) hereof, and shall cause the persons listed as officers and directors in Exhibit D hereto to be elected to such positions, in each case immediately upon the Effective Time, except that the resignation and appointment of certain directors shall be delayed until compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder, as set forth in Exhibit D and Section 7.2(f)(7) hereof. At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

6.5          Stock Incentive Plan. At or prior to the Closing, Parent shall have canceled any and all of its existing equity incentive plans, including but not limited to each of Parent’s Employee Stock Option Plan and Management Incentive Stock Option Plan.  At the Closing, Parent shall adopt and assume the Company’s 2005 Equity Incentive Plan (the “Parent Incentive Plan”) and all options then issued and outstanding under such plan.  Parent shall authorize for issuance under the Parent Incentive Plan an aggregate number of shares of Parent Common Stock equal to approximately fifteen percent (15%) of the number of shares of Parent Common Stock to be issued and outstanding on a fully diluted basis following the Merger, the consummation of the Private Offering, and the adoption of the Parent Incentive Plan.

6.6          Private Offering and Schering Transaction. Parent shall cause each of the Private Offering, and the Schering Transaction to be consummated immediately following the Effective Time.  Parent shall fulfill, or cause the Company to fulfill, the Company’s obligations under the various agreements entered into in connection with the Private Offering.  If the gross proceeds of the Private Offering are less than $48.5 million at such time, the Company and Parent shall have the right to keep the Offering open through November 29, 2005, but in any event the Offering shall terminate when a total of $48.5 million has been raised.  In no event shall the Offering be extended beyond November 29, 2005.

6.7          Resale Registration Statement.  It is intended that Parent will file a resale registration statement with the Commission no later than 90 days after the close of the Private Offering as described in the Memorandum covering all shares of Common Stock to be issued in the Private Offering and in connection with the Merger, including shares into which any warrants are exercisable.

6.8          Future Equity Issuances.  For a period of eighteen (18) months following the effective date of the resale registration statement to be filed in connection with the Private Offering, Parent shall not sell or otherwise issue any debt convertible into equity or any security in any form at less than an effective price of $1.50 per share, without the prior written consent of any holder of Parent Company Stock who held at least 300,000 shares of Parent Company Stock immediately prior to the Effective Time and continuously held at least 300,000 shares of Parent Company Stock from the Effective Time to the time such consent is sought.  The foregoing restriction on security issuances by Parent shall be permanently terminated upon the listing of the Parent Common Stock on the Nasdaq National Market, Nasdaq Small-Cap Market or the American Stock Exchange.

6.9          Additional Parent Actions.  Prior to the Closing, Parent shall have

(a)           cancelled any shares of Parent Common Stock and/or warrants to purchase Parent Common Stock held in treasury by Parent; and

(b)           divested itself of all non-cash assets and investments, and at the Effective Time shall have a minimum of $1.5 million in cash or cash equivalents (after giving effect to the distribution referenced in Section 6.11 and the bonus referenced in Schedule 3.14) and no outstanding contractual commitments, and shall not have outstanding payables or liabilities exceeding $10,000 in the aggregate.  To achieve this object, Parent has formed Vestige Holdings, LLC (“Vestige”), a Nevada limited liability company, and prior to the Closing will have transferred to Vestige $5,000 in cash and all of Parent’s non-cash assets.  Prior to the Closing, Parent shall have transfered all of its right, title and interest in and to Vestige to Mark Zucker, Selwyn Kossuth, Divo Milan and Robert Weingarten (collectively, the “Optionees”), in consideration for the surrender and cancellation by the Optionees of all of their options to acquire shares of Parent Common Stock under Parent’s Employee Stock Option Plan and/or Parent’s Management Incentive Stock Option Plan.  The membership interests in Vestige shall be transferred by Parent to the Optionees in the ratio that the number of options held by each Optionee bears to the total number of options being surrendered and cancelled.

In connection with the foregoing transfer of non-cash assets, Parent and Company agree to abide by the reasonable determination of a valuation report of the above non-cash assets issued by a qualified consultant with respect to the valuation of such assets for income tax and SEC reporting purposes.

6.10        Issuance of Warrants to Mark Zucker and Registration of Shares.  In exchange for receipt of the executed lock up agreement(s) specified in Section 7.2(f)(viii), at Closing, Parent will issue to Mark Zucker and/or his nominee warrants to purchase 400,000 shares of Parent Common Stock with terms and conditions identical to the lead investor warrants described in the Memorandum.  The shares of Parent Common Stock underlying such warrants will be included in the resale registration statement referred to in Section 6.7.  In addition, in the event that, by virtue of a new rule or regulation or new interpretation thereof subsequent to the Effective Time, trading becomes restricted on any shares of Parent Common Stock owned by Mark Zucker or entities owned and/or controlled by him, such shares of Parent Company Stock shall be included in the resale registration statement referred to in Section 6.7.

6.11        Pre-Closing Distribution.  The parties acknowledge that prior to Closing, Parent declared a one-time cash distribution to Parent shareholders of record as of immediately prior to the Closing of the Merger.  Parent represents and warrants to the Company that such distribution shall not cause Parent to have less than $1.5 million in cash or cash equivalents at Closing after giving effect thereto. The Company and Parent agree that, following the Closing, Parent shall cooperate fully with the paying agent to fulfill Parent’s obligation to pay such distribution.

6.12        Indemnity Agreements.  Parent and Company acknowledge that Parent is a party to certain indemnification agreements (the “Indemnity Agreements”) in favor of Parent’s current and former officers and directors, copies of which have been provided to Company. Parent and Company agree that these Indemnity Agreements shall survive the Merger and any subsequent merger, reorganization or reincorporation of Parent, and that Parent and Company shall take no action which will deprive the beneficiaries of these Indemnification Agreements of the benefits and protections thereof, nor shall Parent or Company take any action intended to or effecting any change, limitation, termination or other modification of the rights and duties of any party under such Indemnity Agreements.

6.13        Post-Closing Audit and Filing Expenses.  Parent agrees that it shall be responsible for all post-Closing costs and expenses incurred in connection with preparation and filing of Parent’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005.

6.14        Parent Post-Closing Capitalization Table.  Attached hereto as Exhibit L is a table showing the estimated capitalization of Parent after consummation of the transactions contemplated herein, including but not limited to the Merger and the Private Offering.  The parties hereto acknowledge and agree that the capitalization table set forth in Exhibit L is only an estimate based on a number of assumptions stated therein and is not intended to depict the actual capitalization of Parent following the consummation of the transactions contemplated herein.

7.             Conditions of Parties’ Obligations.

7.1          Company Obligations. The obligations of Parent and Acquisition Corp. under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)           No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)           Certificate of Officer. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by Christopher J. Reinhard, the Chairman and Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e)           Opinion of the Company’s Counsel. Parent and Acquisition Corp. shall have received from Fisher Thurber LLP, La Jolla, California counsel for the Company, a favorable opinion dated the Closing Date to the effect set forth in Exhibit F hereto.

(f)            No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(g)           Supporting Documents. Parent and Acquisition Corp. shall have received the following:

(i)            Copies of resolutions of the Board of Directors and the Stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(ii)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(iii)          A certificate, dated the Closing Date, executed by the Company’s President and Chief Executive Officer, certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(iv)          Evidence as of a date within ten (10) days of the Effective Time of the good standing and corporate existence of the Company issued by the Secretary of

State of the State of Delaware.

(v)           A representation letter substantially in the form attached hereto as Exhibit J executed by each of the Directors of the Company pursuant to which each such individual shall represent and warrant to Parent that he has no knowledge of any fact or circumstance that would cause any representation or warranty of the Company set forth herein to be false or misleading in any material respect.

(vi)          Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(h)           Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

(i)            Private Offering.  The Private Offering shall be capable of closing immediately following the Effective Time with gross proceeds therefrom to be no less than $25.0 million and no more than $50.0 million, exclusive of the $1.5 million in cash and cash equivalents that Parent shall have as of the Closing.

(j)            Schering Transaction.  The Schering Transaction shall be capable of closing substantially concurrently with the closing of the Private Offering.

7.2          Parent and Acquisition Corp. Obligations. The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company:

(a)           No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the

Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)           Certificate of Officer. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e)           Opinion of Parent’s Counsel. Each of the Company and Placement Agent shall have received from Stone, Rosenblatt & Cha, PLC, Woodland Hills, California, counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in Exhibit G hereto.

(f)            Supporting Documents. The Company shall have received the following, each in form and substance reasonably satisfactory to the Company and its counsel:

(i)            Copies of resolutions of Parent’s and Acquisition Corp.’s respective boards of directors and the sole shareholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(ii)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Agreement and further certifying that the articles or certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(iii)          A certificate, dated the Closing Date, executed by the President and Chief Financial Officer of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

(iv)          A certificate of Computershare Trust Company, Inc., Parent’s transfer agent and registrar, certifying as of the business day prior to the Closing Date a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(v)           Copies of the audit opinions and audit reports from Weinberg & Company, P.A. with respect to any and all financial statements of Parent that had been audited by such firm.

(vi)          (a) The executed resignations of Robert N. Weingarten as Chairman of the Board of Directors, President, Chief Financial Officer and Secretary, Divo Milan as a Director, and Selwyn Kossuth as Director, with the resignations to take effect at the Effective Time, except that the resignation of Mr. Weingarten as Director shall take effect upon compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder, and (b) the executed releases from Messrs. Weingarten, Milan and Kossuth in the form attached hereto as Exhibit H-1 and the executed release from Mark Zucker in the form attached hereto as Exhibit H-2.

(vii)         One or more executed lock-up agreements, substantially in the form attached hereto as Exhibit I, covering the 940,245 shares of Parent Common Stock issued and outstanding prior to the Closing that are owned by Mark Zucker, or entities owned and/or controlled by him.

(viii)        Evidence as of a date within ten (10) days of the Effective Time of the good standing and corporate existence of Parent issued by the Secretary of State of Nevada.

(ix)           Evidence as of a date within ten (10) days of the Effective Time of the good standing and corporate existence of Acquisition Corp. issued by the Secretary of State of Delaware.

(x)            A representation letter substantially in the form attached hereto as Exhibit K-1 executed by each of the Directors of Parent and a representation letter substantially in the form attached hereto as Exhibit K-2 executed by Mark Zucker.

(xi)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(g)           No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(h)           Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

(i)            Private Offering.  The Private Offering shall be capable of closing immediately following the Effective Time with gross proceeds therefrom to be no less than $25.0 million and no more than $50.0 million, exclusive of the $1.5 million in cash and cash equivalents that Parent shall have as of the Closing.

(j)            Schering Transaction.  The Schering Transaction shall be capable of closing substantially concurrently with the closing of the Private Offering.

8.             Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for 12 months beyond the Effective Time. This Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.             Amendment of Agreement. This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

10.          Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Corp.” means Aries Acquisition Corporation, a Delaware corporation.

“Acquisition Proposal” shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.9 hereof.

“Benefit Arrangements” shall have the meaning assigned to it in Section 2.12 hereof.

“Certificate of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Cardium Therapeutics, Inc., a Delaware corporation.

“Company Common Stock” shall have the meaning assigned to it in Section 1.5(a)(ii).

“Company Benefit Plans” shall have the meaning assigned to it in Section 2.12 hereof.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.13 hereof.

“Constituent Corporations” shall have the meaning assigned to it in Section 1.4 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

“DGCL” shall have the meaning assigned to it in the second recital hereof.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall have the meaning assigned to it in Section 2.12 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after reasonable inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after reasonable inquiry.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Memorandum” shall have the meaning assigned to it in the fourth recital hereof.

“Merger” shall have the meaning assigned to it in the first recital hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.5 hereof.

“Parent” shall mean Aries Ventures Inc., a Nevada corporation.

“Parent Balance Sheet” and “Parent Balance Sheet Date” shall have the meanings assigned to them in Section 3.13 hereof.

“Parent Common Stock” shall have the meaning assigned to it in Section 3.4 hereof.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent Incentive Plan” shall have the meaning assigned to it in Section 6.7 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7(b) hereof.

“Patent and Trademark Rights” shall have the meaning assigned to it in Section 2.15 hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Offering” shall have the meaning assigned to it in the fourth recital hereof.

“Schering Transaction” shall have the meaning assigned to it in the Memorandum.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean all of the stockholders of the Company.

“Subsidiaries” shall have the meaning assigned to it in Section 2.1(b) hereof.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States

(federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“US GAAP” shall have the meaning assigned to it in Section 2.9 hereof.

11.          Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California 92037. At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof and the certificate(s) representing the Parent Company Stock and warrants to be issued in connection with the consummation of the Private Offering and the warrants to be issued to Mark Zucker pursuant to Section 6.10 hereof. Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 7.1 hereof, and the certificates representing all of the Company Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 7.2 hereof. All of the other documents, certificates and agreements referenced in Section 7 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12.          Termination Prior to and After Closing.

12.1        Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)           By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein;

(c)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; or

(d)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to October 21, 2005.

12.2         Termination of Obligations. Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 13.3 and 13.9; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

12.3         Rescission of Agreement.  In the event that the Offering shall fail to fund, or the Schering Transaction fail to close, within seven (7) days of the Closing Date, either party may rescind this Agreement by giving written notice of such rescission to the other party.  Upon such rescission, the Company shall cause all shares of Parent Common Stock and all other property of Parent and Acquisition Corp. to be returned to Parent.

13.          Miscellaneous.

13.1        Notices. All notices, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been given by a party (a) when delivered by hand; (b) one day after deposit with a nationally recognized overnight courier service ; (c) five days after deposit in the United States mail, if sent by certified mail, return receipt requested; or (d) when sent by facsimile with confirmation of transmission by the transmitting equipment (a confirming copy of the notice shall also be delivered by the method specified in (b)  above); in each case costs prepaid and to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties)

If to Parent
or Acquisition Corp.:	Aries Ventures Inc.
11111 Santa Monica Boulevard, Suite 1250
Los Angeles, California 90025
Attention: Robert N. Weingarten, President

With a copy to:	Stone, Rosenblatt & Cha, PLC
21550 Oxnard Street, Suite 200
Woodland Hills, California 91367
Attention: William B. Barnett

If to the Company:	Cardium Therapeutics, Inc.
11622 El Camino Real, Suite 310
San Diego, California 92130
Attention: Christopher J. Reinhard, President

With a copy to:	Fisher Thurber LLP
4225 Executive Square, Suite 1600
La Jolla, California 92037
Attention: David A. Fisher

13.2        Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

13.3        Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

13.4        Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

13.5        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.6        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

13.7        No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.  Notwithstanding the foregoing, Placement Agent is a third party beneficiary of the representations and warranties made by the Company as provided in Section 2 hereto and Parent and Acquisition Corp. as provided in Section 3 hereto.

13.8        Counterparts; Signature by Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.9        Governing Law. The laws of the state of Nevada (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates (except to the extent that the General Corporation Law of the State of Delaware applies to the Merger and other corporate matters affecting the Company and Acquisition Corp.), including without limitation, its validity, interpretation, construction, performance, and enforcement.

13.10      Venue; Submission to Jurisdiction.  Any action or proceeding arising out of or relating to this Agreement or arising out of or in any manner relating to the relationship between the parties shall only be brought in the state or federal courts in San Diego, California, if the party initiating such action or proceeding and bringing the claim is the Company, or in Los Angeles, California, if the party initiating such action or proceeding and bringing the claim is Parent or Acquisition Corp., and each of the parties hereto submits to the personal jurisdiction of such courts (and of the appropriate appellate courts wherever located) in any such action or proceeding, and selects the courts in San Diego, California or Los Angeles, California, as applicable, for proper venue in any such action or proceeding.  The prevailing party in any legal dispute shall be entitled to reimbursement for reasonable attorney’s fees and costs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

ARIES VENTURES INC.,
a Nevada corporation

By:	/s/ Robert N. Weingarten
Name: Robert N. Weingarten
Title: President

ACQUISITION CORP.:

ARIES ACQUISITION CORPORATION
a Delaware corporation

By:	/s/ Robert N. Weingarten
Name: Robert N. Weingarten
Title: President

COMPANY:

CARDIUM THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Christopher J. Reinhard
Name: Christopher J. Reinhard
Title: President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving Delaware corporation is Cardium Therapeutics, Inc., and the name of the Delaware corporation being merged into this surviving corporation is Aries Acquisition Corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving Delaware corporation is Cardium Therapeutics, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective immediately upon filing of this Certificate of Merger.

SIXTH: The Agreement of Merger is on file at 11622 El Camino Real, Suite 310, San Diego, California 92130, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the     day of October, 2005.

By:
Name:
Title:

A-1

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CARDIUM THERAPEUTICS, INC.

Cardium Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is Cardium Therapeutics, Inc. (“Corporation”).

2.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on December 22, 2003.

3.             This Amended and Restated Certificate of Incorporation, which restates, integrates, amends and supersedes the existing Certificate of Incorporation of this Corporation, was duly adopted in accordance with the provisions of Sections 141(f), 228, 242, and 245 of the General Corporation Law of the State of Delaware by the unanimous written consent of the Corporation’s Board of Directors and the written consent of the Corporation’s stockholders, with written notice being provided to all non-consenting stockholders in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4.             The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

The name of this Corporation is Cardium Therapeutics, Inc.

ARTICLE II.

The address of this Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of this Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III.

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

The total number of shares of stock this Corporation shall have authority to issue is One Hundred Million (100,000,000).  All such shares are to be Common Stock, $0.0001 par value, and are to be of one class.

ARTICLE V.

Unless and except to the extent the Bylaws of this Corporation shall so require, the election of directors of this Corporation need not be by written ballot.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal the Bylaws of this Corporation, subject to the power of the stockholders of this Corporation to adopt, amend or repeal such Bylaws.

ARTICLE VII.

A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of this Corporation hereunder in respect of any act or omission occurring before the time of such amendment, modification or repeal.

ARTICLE VIII.

This Corporation is authorized to indemnify the directors, officers, employees and agents of this Corporation to the fullest extent permissible under Delaware law through provisions in the Bylaws of this Corporation, indemnification agreements with such persons, resolutions of the Board of Directors, or otherwise as permitted by applicable law. Notwithstanding the foregoing authorization, nothing herein shall be deemed to require this Corporation to indemnify any director, officer, employee or agent in excess of the indemnification expressly required by applicable Delaware law.  Any amendment, modification or repeal of the foregoing shall not adversely affect any right of a person hereunder in respect of any matter occurring before the time of such amendment, modification or repeal.

ARTICLE IX.

This Corporation reserves the right at any time, and from time to time, to amend, modify or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights, preferences and privileges of any nature whatsoever conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

I, the undersigned, for the purpose of amending and restating the Corporation’s Certificate of Incorporation, do make, file and record this Amended and Restated Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of May, 2005.

CARDIUM THERAPEUTICS, INC.

By:
Christopher J. Reinhard, CEO and President

EXHIBIT C

BYLAWS
of
CARDIUM THERAPEUTICS, INC.
a Delaware corporation

ARTICLE I
STOCKHOLDERS

1.             Annual Meeting.  An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders.

2.             Special Meetings.  Special meetings of the stockholders, other than those required by statute, may be called at any time by the Chairman of the Board of Directors or the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.  The Board of Directors may postpone or reschedule any previously scheduled special meeting.

3.             Notice of Meetings.  Notice of the place, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, date, and time of the adjourned meeting and the means of communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith.  At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

4.             Quorum.  At any meeting of the stockholders, the holders of a majority of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.  Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date, or time.

5.             Organization.  Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board, or in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting.  In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

6.             Conduct of Business.  The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman of the meeting shall have the power to adjourn the meeting to another place, if any, date and time.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

7.             Proxies and Voting.  At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof.  The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.  Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively; provided, however, that if California Corporations Code Section 2115 applies to the Corporation, then at every election of directors, stockholders may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shares are entitled or distribute votes according to the same principle among as many candidates as desired.  No stockholder shall be entitled to cumulate votes for any one or more candidates unless such candidate or candidates’ names have been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder’s intention to cumulate votes.

8.             Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.  This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II
BOARD OF DIRECTORS

1.             Number, Election and Term of Directors. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that if California Corporations Code Section 2115 applies to the Corporation, no reduction in the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.  Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which the director was elected and until a successor has been elected and qualified.

2.             Newly Created Directorships and Vacancies.  Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office to which they have been elected expires or until such director’s successor shall have been duly elected and qualified.  No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.             Regular Meetings.  Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors.  A notice of each regular meeting shall not be required.

4.             Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or by two or more directors then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix.  Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telephone or by telegraphing or telexing or by facsimile transmission of the same not less than 24 hours before the meeting.  Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

5.             Quorum.  At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes.  If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

6.             Participation in Meetings By Conference Telephone.  Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

7.             Conduct of Business.  At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.  Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.  Such filing shall be made in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

8.             Compensation of Directors.  Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of the directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE III
COMMITTEES

1.             Committees of the Board of Directors.  The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

2.             Conduct of Business.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.  Such filing shall be made in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV
OFFICERS

1.             Generally.  The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors.  Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any number of offices may be held by the same person.  The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board of Directors.

2.             President.  Unless otherwise provided by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors.  He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

3.             Vice President.  Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors.  One (1) Vice President shall be designated by the Board of Directors as an Executive Vice President to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

4.             Treasurer.  The Treasurer shall have the responsibility for maintaining the financial records of the Corporation.  He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation.  The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

5.             Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors.  He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

6.             Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

7.             Removal.  Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

8.             Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other Corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other Corporation.

ARTICLE V
STOCK

1.             Certificates of Stock.  Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman (if any) or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her.  Any or all of the signatures on the certificate may be by facsimile.

2.             Transfers of Stock.  Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.  Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

3.             Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.             Lost, Stolen or Destroyed Certificates.  In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

5.             Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI
NOTICES

1.             Notices.  If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

2.             Waivers.  A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person.  Neither the business nor the purpose of any meeting need be specified in such a waiver.  Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

ARTICLE VII
MISCELLANEOUS

1.             Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

2.             Corporate Seal.  The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary.  If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

3.             Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

4.             Fiscal Year.  The fiscal year of the Corporation shall be as fixed by the Board of Directors.

5.             Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

1.             Right to Indemnification.  Subject to any limitations resulting from the application of Section 2115 of the California Corporations Code to this Corporation, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

2.             Right to Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law or any other applicable law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

3.             Right of Indemnitee to Bring Suit.  If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

4.             Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

5.             Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

6.             Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

7.             Nature of Rights.  The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX
AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal Bylaws of the Corporation, notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Bylaws or any preferred stock, the affirmative vote of the holders of at least 50% percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.

CERTIFICATE OF OFFICER

This is to certify that the foregoing is a true and correct copy of the Bylaws of the corporation named in the title of these Bylaws and that such Bylaws were duly adopted by the Board of Directors of such corporation as of December 30, 2003.

Tyler M. Dylan, Ph.D., Secretary

EXHIBIT D

Directors and Officers of the Surviving Corporation

Name	Position

Christopher J. Reinhard	Chairman of the Board, Chief Executive Officer, President and Treasurer

Tyler M. Dylan	Director (effective upon Section 14(f) compliance), Chief Business Officer, General Counsel, Executive Vice President and Secretary

Gabor M. Rubanyi	Director (effective upon Section 14(f) compliance), Chief Scientific Officer (effective January 6, 2005)

Dennis M. Mulroy	Chief Financial Officer

Anthony Andrasfay	Vice President – Clinical Activities

Edward W. Gabrielson	Director (effective upon Section 14(f) compliance)

Murray H. Hutchison	Director (effective upon Section 14(f) compliance)

Gerald Lewis	Director (effective upon Section 14(f) compliance)

Ronald I. Simon	Director (effective upon Section 14(f) compliance)

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EXHIBIT E

REPRESENTATION LETTER

October    , 2005

Aries Ventures Inc.

11622 El Camino Real

San Diego, California 92130

Ladies and Gentlemen:

This Representation Letter is being executed and delivered in accordance with Section 4 of that certain Agreement of Merger and Plan of Reorganization dated October    , 2005 (“Merger Agreement”) among Aries Ventures Inc., a Nevada corporation (“Parent”), Aries Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, and Cardium Therapeutics, Inc., a Delaware corporation (“Company”).  Capitalized terms used but not defined herein have the meaning set forth in the Merger Agreement.  The undersigned makes the following representations and warranties to Parent:

1.             Accredited Investor/Receipt of Information.  The undersigned (please check which of the provisions below is applicable):

☐                                    (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, and, if other than a natural person, investment in Parent represents a proper investment for the undersigned according to its bylaws, charter or other governing instruments as determined after due and proper consideration by the appropriate officer(s) or other qualified representative(s) of the undersigned.  Such judgment has been made in accordance with the principles of the undersigned, its investment goals, the laws of the federal government and the state wherein the undersigned is located, without regard to the investment objectives of any other party or entity;

or

☐                                    (b) is not an “accredited investor” and has received copies of the following documents:  Parent’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004; Parent’s Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005; Parent’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2005; that certain Placement Agency Agreement dated July 1, 2005 between the Company and National Securities Corporation and the legal opinion delivered by Fisher Thurber LLP pursuant thereto; the Confidential Private Placement Memorandum of the Company dated July 1, 2005, as supplemented by Supplement No. 1 to Confidential Private Placement Memorandum dated September 29, 2005.

2.             Purchase Entirely for Own Account.  The shares of Parent Common Stock (“Shares”) are being acquired for investment for the underigned’s own account, not with a view to the public resale or public distribution of any part thereof.

3.             Disclosure of Information.  The undersigned believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares.  The undersigned further represents that it has had an opportunity to ask questions and receive answers from Parent and the Company regarding Parent and the Company, their respective businesses and the terms and conditions of the Merger Agreement and related transactions.

4.             Substantial Risk.  The undersigned recognizes that an investment in Parent involves substantial risk, and the undersigned can afford the complete loss of its investment.  The undersigned has taken full cognizance of and understands all of the risk factors related to the receipt of the Shares.

5              Restricted Securities.  The undersigned understands that the Shares it is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as they are acquired by the undersigned from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may only be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in certain limited circumstances.  In this connection the undersigned represents it is familiar with Securities and Exchange Commission (“SEC”) Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6              Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the undersigned further agrees not to make any disposition of all or any portion of the Shares unless and until:

(a)                                  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)                                 The undersigned shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition; and

(c)                                  The undersigned shall have furnished Parent with an opinion of counsel in a form satisfactory to Parent and its counsel, that such disposition will not require registration of such Shares under the Securities Act.

7              Legends.  It is understood the certificates evidencing the Shares may bear one or all of the following legends:

(a)                                  “These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Parent and its counsel that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b)                                 Any legend required by the laws of the State of California.

8              No Representations Regarding Future Results.  It never has been represented, guaranteed or warranted by any broker, Parent, the Company, any of the officers, directors, shareholders, partners, employees, legal counsel, auditor or agents of Parent or the Company or their respective advisors, or any other persons, whether expressly or by implication, that the past performance or experience of the management of Parent, the Company, or of any other person, will in any way indicate the future results of the ownership of the Shares or of Parent’s activities.

9              Acknowledgment.  The undersigned acknowledges the undersigned understands the meaning and legal consequences of the representations and warranties contained in this Representation Letter, and the undersigned hereby agrees Parent and each officer, director, employee, agent, legal counsel and controlling person thereof, past, present or future, may rely on each such representation and warranty.

10           No Advertisement.  The undersigned is not purchasing the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar, or any solicitation of a subscription by a person not previously known to the undersigned.

11           Experience of Investor.  The undersigned or the undersigned’s representative currently has such knowledge and experience in finance, tax, securities, investments and other business matters so as to be able to protect the undersigned’s interests in connection with the purchase of the Shares.

12           California Corporate Securities Law.  THE SALE OF THE SHARES WHICH ARE THE SUBJECT OF THIS REPRESENTATION LETTER HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE TRANSFER OF SUCH SHARES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF THE SHARES IS EXEMPT FROM QUALIFICATION BY SECTIONS 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS REPRESENTATION LETTER ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

13           Survival of Warranties.  The warranties, representations and covenants of the undersigned and Parent contained in or made pursuant to this Representation Letter shall survive the execution and delivery of this Representation Letter and delivery of the Shares.

14           Successors and Assigns.  The terms and conditions of this Representation Letter shall inure to the benefit of and be binding on the respective permitted successors and assigns of

Parent.  Nothing in this Representation Letter, express or implied, is intended to confer upon any party other than Parent or its successors and assignees any rights, remedies, obligations, or liabilities under or by reason of this Representation Letter, except as expressly provided herein.

Very truly yours,

Signature

Printed Name
Printed Name

Address

EXHIBIT F

Form of Opinion of Company’s Counsel

1.             The Company has been duly organized as a corporation and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted and is duly qualified as a foreign corporation for the transaction of business and is in good standing in each jurisdiction where the conduct of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect upon the business (as currently conducted), financial condition, prospects or results of operation of the Company (a “Material Adverse Effect”).

2.             All outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable.

3.             The execution and delivery by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and duly executed and delivered by the Company.  The Merger Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.             The execution and delivery by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby will not (i) violate the provisions of any United States federal or state law, rule or regulation currently applicable to the Company or the Delaware General Corporation Law, respectively; (ii) violate the provisions of the Company’s Certificate of Incorporation or By-Laws; (iii) violate any judgment, decree, order or award known to us of any court, governmental body or arbitrator having jurisdiction over the Company; or (iv) result in the breach or termination of any material term or provision of an agreement known to us to which the Company is a party, except in any such case where the breach or violation would not have a Material Adverse Effect on the Company or its ability to perform its obligations under the Merger Agreement.

5.             Either (i) no consent, approval or authorization of, or other action by, and no notice to or filing with, any United States federal or state governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Merger Agreement and the consummation by the Company of the transactions contemplated thereunder or (ii) any required consent, approval, authorization, action or filing has been obtained, performed or made by the Company.

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EXHIBIT G

Form of Opinion of Parent’s Counsel

1.             Each of Parent and Acquisition Corp. has been duly organized as a corporation and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted and is duly qualified as a foreign corporation for the transaction of business and is in good standing in each jurisdiction where the conduct of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect upon the business (as currently conducted), financial condition, prospects or results of operation of the Parent (a “Material Adverse Effect”).

2.             The authorized capital stock of Parent on the date hereof consists of (a) 50,000,000 shares of Common Stock, par value $0.01 per share and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share. All outstanding shares of capital stock of Parent have been duly authorized and are validly issued, fully paid and non-assessable.

3.             The authorized capital stock of Acquisition Corp. on the date hereof consists of 1,000 shares of no par value Common Stock.  All outstanding shares of capital stock of Acquisition Corp. have been duly authorized and are validly issued, fully paid and non-assessable and are owned of record and beneficially by Parent.

4.             The shares of Parent Common Stock to be issued in connection with the Merger (the “Shares”), the Warrants to be issued to Mark Zucker (the “Zucker Warrants”) pursuant to the Merger Agreement, and the shares of Parent Common Stock issuable upon exercise of Zucker Warrants have been duly authorized for issuance by all necessary corporate action on the part of Parent.  The Shares and the shares of Parent Common Stock issuable upon exercise of the Zucker Warrants when issued and delivered in accordance with the provisions of the the Merger Agreement will be duly and validly issued, fully paid and non-assessable.  The issuance of the Shares, the Zucker Warrants and the shares of Parent Common Stock issuable upon exercise of the Zucker Warrants are not subject to any statutory or, to our knowledge, contractual or other preemptive rights.  A sufficient number of authorized but unissued shares of Parent Common Stock have been reserved for issuance upon exercise of the Zucker Warrants.

5.             Assuming the number of shares of Parent Common Stock sold through the Private Offering does not exceed 19,378,886, the number of Lead Investor Warrants sold and/or issued through the Private Offering does not exceed 424,263, and the number of Placement Agent Warrants sold and/or issued through the Private Offering does not exceed 2,032,555, and assuming further the due compliance by Parent and Parent’s Board of Directors following the Merger in respect of all applicable federal and state securities laws:

(i)            the shares of Parent Common Stock to be issued in connection with the Private Offering (the “Shares”), the Warrants to be issued to lead investors (the “Lead Investor Warrants”) and the placement agent (the “Placement Agent Warrants”) in connection with the Private Offering, and the shares of Parent Common Stock issuable upon exercise of the Lead

Investor Warrants and the Placement Agent Warrants have been and will have been duly authorized for issuance by all necessary corporate action on the part of Parent;

(ii)           the Shares and the shares of Parent Common Stock issuable upon exercise of the Lead Investor Warrants and the Placement Agent Warrants when issued, sold and delivered against payment therefore in accordance with the provisions of the Memorandum, the Subscription Agreements, the Lead Investor Warrants, or the Placement Agent Warrants, as applicable, will be duly and validly issued, fully paid and non-assessable;

(iii)          the issuance of the Shares, the Lead Investor Warrants, the Placement Agent Warrants, and the shares of Parent Common Stock issuable upon exercise of the Lead Investor Warrants and the Placement Agent Warrants are not subject to any statutory or, to our knowledge, contractual or other preemptive rights; and

(iv)          a sufficient number of authorized but unissued shares of Parent Common Stock have been reserved for issuance upon exercise of the Lead Investor Warrants and the Placement Agent Warrants.

6.             The execution and delivery by Parent and Acquisition Corp. of the Merger Agreement, the Certificate of Merger, the Zucker Warrant, and the Lock-up Agreement (collectively, the “Transaction Documents”) to which they are a party and the consummation by Parent and Acquisition Corp. of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Corp., as applicable, and duly executed and delivered by Parent and Acquisition Corp., as applicable.  Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of Parent and Acquisition Corp., enforceable against Parent and Acquisition Corp., as applicable, in accordance with its terms.

7.             The Lock-up Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

8.             The execution and delivery by Parent and Acquisition Corp. of the Transaction Documents to which they are a party and the consummation by Parent and Acquisition Corp. of the transactions contemplated thereby will not (i) violate the provisions of any United States federal or state law, rule or regulation currently applicable to Parent or Acquisition Corp. or the laws of the State of Nevada or the Delaware General Corporation Law, respectively; (ii) violate the provisions of Parent’s Articles of Incorporation or By-laws or Acquisition Corp.’s Certificate of Incorporation or By-Laws; (iii) violate any judgment, decree, order or award known to us of any court, governmental body or arbitrator having jurisdiction over Parent or Acquisition Corp.; or (iv) result in the breach or termination of any material term or provision of an agreement known to us to which Parent or Acquisition Corp. is a party, except in any such case where the breach or violation would not have a Material Adverse Effect on Parent or Acquisition Corp. or its ability to perform its obligations under the Transaction Documents.

9.             To our knowledge, there is no action, proceeding or litigation pending or threatened against Parent or Acquisition Corp. before any court, governmental or administrative agency or body.

10.           Except as to the potential requirement of filing Form 8-K in connection with the execution of the Letter of Intent entered into by and between Parent and Company on September 22, 2005, as to which we offer no opinion, either (i) no consent, approval or authorization of, or other action by, and no notice to or filing with, any United States federal or state governmental authority on the part of Parent or Acquisition Corp. is required in connection with the valid execution and delivery of the Transaction Documents to which it is a party and the consummation by Parent or Acquisition Corp. of the transactions contemplated thereunder, except for (A) the filing of a Form D that may be filed with the United States Securities and Exchange Commission; (B) any filings under the securities laws of the various jurisdictions in which the Shares, Lead Investor Warrants, Placement Agent Warrants and Zucker Warrants are being offered and sold; and (C) any filings relating to public disclosure of the transactions contemplated by the Transaction Documents, or (ii) any required consent, approval, authorization, action or filing has been obtained, performed or made by the Parent or Acquisition Corp., as applicable.

EXHIBIT H-1

Form of Release (Officers and Directors)

GENERAL RELEASE

This General Release (this “Release”) is made and entered into this        day of October, 2005, by and among Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), Aries Ventures Inc., a Nevada corporation (“Company”) and the undersigned “Releasor,” and is being executed and delivered in accordance with Section 7.2(f)(vii) of that certain Agreement of Merger and Plan of Reorganization of even date herewith (“Merger Agreement”) among Company, Aries Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”).  Capitalized terms used but not defined herein shall have the meaning specified in the Merger Agreement.

The undersigned acknowledges and agrees that the execution and delivery of this Release is a condition to Cardium’s obligation to complete the Merger and other transactions contemplated by the Merger Agreement and that Cardium is relying on this Release in consummating such transactions.

The undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Cardium to consummate the transactions contemplated by the Merger Agreement, hereby agrees as follows:

1.             Release of Claims.  Except as provided in paragraph 6 below, as of the Effective Date (as defined below) the undersigned, on behalf of itself and its heirs, predecessors, successors-in-interest, affiliates, agents and assigns, hereby fully and forever releases, acquits and discharges the Company, and its respective heirs, predecessors, successors-in-interest, subsidiaries, affiliates, agents, employees, assigns, partners, officers, directors, shareholders, consultants, advisors and attorneys, and each of them, of and from any and all liability, claims, demands, liens, actions, causes of action, obligations, damages, judgments, expenses, costs, orders and suits (contingent, accrued, or otherwise), known or unknown, suspected or unsuspected, including, without limitation, any claim or demand before any court, administrative body, public agency, or any other body, which such party may now or hereafter have against any and all of them arising from the beginning of time to the date of this Agreement (collectively, “Claims”).

2.             Waiver of California Civil Code Section 1542.   The undersigned acknowledges that it has been informed of the provisions of Section 1542 of the Civil Code of the State of California which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

H-1-1

MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Notwithstanding such provisions, and except as provided in Paragraph 6 below, this Release shall constitute a full release in accordance with its terms. The undersigned hereby knowingly and voluntarily waives the provisions of Section 1542 of the Civil Code, as well as any other statute, law or rule of similar effect.

3.             Subsequent Discovery of Different or Additional Facts, Mistake of Fact or Law.  The undersigned acknowledges that he is aware he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the Claims herein released, and the undersigned agrees that the within release shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

4.             Covenant Not to Sue.  The undersigned agrees that the undersigned will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Company based on, arising out of, or in connection with any Claims, which are released and discharged by reason of the execution and delivery of this Release.  This Release may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit, or other proceeding that may be prosecuted, instituted or attempted by or on behalf of the undersigned in breach of this Release.

5.             Warranties.  The undersigned represents and warrants to the Company that it has not assigned, hypothecated or transferred or purported to assign, hypothecate or transfer, in whole or in part, to any person, firm, entity, or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released or discharged, and that it has the full right and authority to enter into this Release.  The undersigned represents and warrants to the Company that the undersigned has the power, authority and ability to carry out the obligations assumed and promised hereunder, and is not presently aware of any pending event which would, or could, hamper, hinder, delay, or prevent the timely performance of said obligations.

6.             Indemnification Rights.  Notwithstanding anything to the contrary herein contained, the undersigned does not release (i) any of his rights to indemnification and/or defense by Company against any and all claims of third parties under any contract of indemnification between Company and the undersigned, and (ii) any of his rights to indemnification and/or defense by Company arising under any statute, law or regulation, against any and all claims of third parties.

7.             Severability.  Should any portion or clause of this Release be found to be invalid, illegal, void, voidable or unenforceable for any reason whatsoever, this Release shall be read as if it did not contain said portion or clause.  The undersigned intends for any such invalid portion or clause to be severable from the remainder.  Any such clause or portion and its severance shall not affect the validity or effect of the remaining provisions of this Release.

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8.             Effective Date; Rescission.  The Effective Date shall be the Closing Date provided in the Merger Agreement.  In the event that the Merger Agreement is rescinded pursuant to Section 12.3 thereof, this Release shall likewise automatically be rescinded without further action on the part of any party, and shall be of no force or effect between and among the parties hereto.

9.             Counterparts.  This Release may be executed in any number of counterparts by original or facsimile signature.  Each such counterpart shall be deemed an original instrument, and all such counterparts together shall constitute one and the same agreement.

10.           Amendment.  This Release may not be amended or modified unless in writing and signed by the person against whose interest such amendment or modification shall operate.

11.           Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first indicated above.

Dated: October , 2005	RELEASOR:

[NAME]

COMPANY:

ARIES VENTURES, INC.,
a Nevada corporation

By:
Name:
Title:

CARDIUM:

CARDIUM THERAPEUTICS, INC.,
a Delaware corporation

By:
Name:
Title:

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EXHIBIT H-2

Form of Release (Zucker)

GENERAL RELEASE

This General Release (this “Release”) is made and entered into this       day of October, 2005, by and between ARIES VENTURES INC., a Nevada corporation (“Company”) and the undersigned MARK S. ZUCKER (“Releasor,”) and is being executed and delivered in contemplation of that certain Agreement of Merger and Plan of Reorganization of even date herewith (the “Merger Agreement”) among Company, Cardium Therapeutics, Inc., a Delaware corporation, and Aries Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company.

The parties, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce each of the parties to consummate the transactions contemplated by the Merger Agreement, hereby agrees as follows:

1.             Release of Claims by Releasor.  Except as provided in paragraph 6(a) below, as of the Effective Date (as that term is defined below), the undersigned Releasor, on behalf of himself and his heirs, predecessors, successors-in-interest, affiliates, agents and assigns, hereby fully and forever releases, acquits and discharges the Company, and its respective heirs, predecessors, successors-in-interest, subsidiaries, affiliates, agents, employees, assigns, partners, officers, directors, shareholders, consultants, advisors, and attorneys, and each of them, of and from any and all liability, claims, demands, liens, actions, causes of action, obligations, damages, judgments, expenses, costs, orders and suits (contingent, accrued, or otherwise), known or unknown, suspected or unsuspected, including, without limitation, any claim or demand before any court, administrative body, public agency, or any other body, which such party may now or hereafter have against any and all of them arising from the beginning of time to the date of this Agreement (collectively, “Claims”).

2.             Release of Claims by Company.  Except as provided in paragraph 6(b) below, as of the Effective Date, the Company, on behalf of itself and its predecessors, successors-in-interest, affiliates, agents, and assigns, hereby fully and forever releases, acquits and discharges the undersigned Releasor, and his heirs, predecessors, successors-in-interest, subsidiaries, affiliates, agents, employees, assigns, partners, officers, directors, shareholders, consultants, advisors, and attorneys, and each of them, of and from any and all liability, claims, demands, liens, actions, causes of action, obligations, damages, judgments, expenses, costs, orders and suits (contingent, accrued, or otherwise), known or unknown, suspected or unsuspected, including, without limitation, any claim or demand before any court, administrative body, public agency, or any other body, which such party may now or hereafter have against any and all of them arising from the beginning of time to the date of this Agreement (collectively, “Claims”).

3.             Waiver of California Civil Code Section 1542.   Each of the parties to this Release acknowledges that it has been informed of the provisions of Section 1542 of the Civil Code of the State of California which provides:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Notwithstanding such provisions, and except as provided in paragraph 6 below, this Release shall constitute a full release in accordance with its terms.  Each of the parties to this Release hereby knowingly and voluntarily waives the provisions of Section 1542 of the Civil Code, as well as any other statute, law or rule of similar effect.

4.             Subsequent Discovery of Different or Additional Facts, Mistake of Fact or Law.  The parties acknowledges that he or it is aware he or it may hereafter discover facts different from or in addition to those he, she or it now knows or believes to be true with respect to the Claims herein released, and such party agrees that the within release shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

5.             Covenant Not to Sue.  Each of the parties agrees that he or it, as the case may be, will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the other parties based on, arising out of, or in connection with any Claims, which are released and discharged by reason of the execution and delivery of this Release.  This Release may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit, or other proceeding that may be prosecuted, instituted or attempted by or on behalf of the undersigned in breach of this Release.

6.             Indemnification Rights; Confidentiality Agreement and Representation Letter.

(a)           Notwithstanding anything to the contrary herein contained, the undersigned Releasor does not release the Company in respect of (i) any of his rights to indemnification and/or defense by Company against any and all claims of third parties under any contract of indemnification between Company and the undersigned, and (ii) any of his rights to indemnification and/or defense by Company arising under any statute, law or regulation, against any and all claims of third parties.

(b)           Notwithstanding anything to the contrary herein contained, the Company does not release Releasor with respect to any covenant or undertaking made or assumed by Releasor in (i) that certain Confidentiality Agreement of even date herewith, a copy of which is attached hereto as Exhibit A; and (ii) that certain Representation Letter of even date herewith, a copy of which is attached hereto marked as Exhibit B.

7.             Warranties.  The undersigned Releasor represents and warrants to the Company that he has not assigned, hypothecated or transferred or purported to assign, hypothecate or transfer, in whole or in part, to any person, firm, entity, or corporation any claim, demand, right,

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damage, liability, debt, account, action, cause of action, or any other matter herein released or discharged, and that he has the full right and authority to enter into this Release.  Each party hereto represents and warrants to the other parties that he or it has the power, authority and ability to carry out the obligations assumed and promised hereunder, and is not presently aware of any pending event which would, or could, hamper, hinder, delay, or prevent the timely performance of said obligations.

8.             Severability.  Should any portion or clause of this Release be found to be invalid, illegal, void, voidable or unenforceable for any reason whatsoever, this Release shall be read as if it did not contain said portion or clause.  The parties intend for any such invalid portion or clause to be severable from the remainder.  Any such clause or portion and its severance shall not affect the validity or effect of the remaining provisions of this Release.

9.             Amendment.  This Release may not be amended or modified unless in writing and signed by the person or entity against whose interest such amendment or modification shall operate.

10.           Authorization.  Each party to this Release has full power and authority to execute, deliver and consummate the transactions contemplated by this Release.  This Release and each of the agreements, documents and transactions contemplated hereby has been duly and validly authorized, executed and delivered by each of the parties and constitutes a valid and legally binding agreement of each of the parties, enforceable against each of the other parties in accordance with its terms.

11.           Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of California.

12.           Effective Date; Rescission.  The Effective Date shall be the Closing Date provided in the Merger Agreement.  In the event that the Merger Agreement is rescinded pursuant to Section 12.3 thereof, this Release shall likewise automatically be rescinded, without further action on the part of any party, and shall be of no force or effect between and among the parties hereto.

13.           Counterparts.  This Release may be executed in any number of counterparts by original or facsimile signature.  Each such counterpart shall be deemed an original instrument, and all such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this General Release as of the date first indicated above.

“Company:”	“Releasor:”

ARIES VENTURES INC.

By:	MARK S. ZUCKER
Robert Weingarten, President

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EXHIBIT I

Form of Lock-up Agreement

This Lock-Up Agreement (“Agreement”) is made and entered into effective as of October   , 2005, by and among Aries Ventures Inc., a Nevada corporation (“Aries”), Mark S. Zucker, an individual (“Zucker”), Reflection Partners, L.P., a California limited partnership (“Reflection”), and Anvil Claims, Inc., a California corporation (“Anvil”). Zucker, Reflection and Anvil may be referred to herein individually as a “Stockholder” and collectively as the “Stockholders.”

RECITALS

A.            As of the Effective Time, as such term is defined in the Merger Agreement (as hereinafter defined), the Stockholders own the number of shares of common stock of Aries, par value $0.01 per share (“Common Stock”), set forth below:

Name of Stockholder	Number of Shares of Aries Common Stock
Zucker	443,366
Reflection	446,879
Anvil	50,000
TOTAL	940,245

B.            On the date first set forth above, Aries, Aries Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”), pursuant to which Acquisition Corp. shall be merged with and into Cardium on the terms and conditions set forth therein (the “Merger”).

C.            Pursuant to Section 7.2(f)(vii) of the Merger Agreement, as a condition precedent to Cardium’s obligations under the Merger Agreement, Cardium shall have received one or more executed lock-up agreements covering the 940,245 shares of Common Stock owned by Mark Zucker, or entities owned and/or controlled by him, in consideration for which Aries has agreed to issue to Mark Zucker and/or his nominee warrants to purchase Four Hundred Thousand (400,000) shares of Aries Common Stock, as set forth in Section 6.10 of the Merger Agreement. Such warrants are also in consideration for Zucker releasing Aries pursuant to that certain General Release by and between Aries and Zucker of even date herewith.

D.            The parties hereto desire to enter into this Agreement in accordance with the requirements of Section 7.2(f)(vii) of the Merger Agreement.

NOW, THEREFORE, incorporating the above recitals and in consideration of the obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             Restrictions on Transfer.

a.             Each Stockholder hereby agrees that, during the period commencing at the Effective Time and continuing to and including the earlier of (i) March 31, 2006, or (ii) the effective date of the “resale” registration statement first filed by Aries with the United States Securities and Exchange Commission after the close of the Merger, or (iii) the date, if any, Aries’ Common Stock first becomes listed for trading on the American Stock Exchange or the Nasdaq Stock Market® (which includes the Nasdaq National Market® or the Nasdaq SmallCap Market®) (the “Lock-Up Period”), such Stockholder will not sell, contract to sell, pledge, hypothecate, assign, publicly announce the intention to sell, or otherwise transfer or dispose of any shares of Common Stock, whether now owned or hereafter acquired by the Stockholder or with respect to which the Stockholder would be considered to have beneficial ownership within the meaning of Rule 13d-3 promulgated under the Securities Act of 1934, as amended (collectively, the “Lock-Up Shares”), or any interest therein, or any options, warrants or other rights to purchase or otherwise acquire any of the Lock-Up Shares, or any securities convertible into, exchangeable for or that represent the right to receive Lock-Up Shares.

b.             The foregoing restriction is expressly agreed to preclude any Stockholder from engaging in any hedging or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the Stockholder. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Shares or with respect to any securities that include, relate to, or derive any significant part of their value from, or otherwise transfer to any other person any or all of the economic consequences of ownership of the Lock-Up Shares.

c.             Each Stockholder agrees and consents to the entry of stop transfer instructions with Aries’ transfer agent and registrar against any transfer of the Lock-Up Shares prohibited by this Agreement. In the event a Stockholder seeks to transfer any of the Lock-Up Shares and Aries receives a request from its transfer agent for documentation, information or approval to remove any such stop transfer, Aries agrees to promptly respond to any such request, but in no event later than 48 hours after receipt of such request in writing, and to cooperate with transfer agent and such Stockholder in the removal of any such stop transfer, provided that the transfer is in compliance with this Agreement and applicable federal and state securities laws. In the event that Aries fails to respond to the request from its transfer agent within such 48 hour period, the transfer agent shall be authorized to deem such failure to respond by Aries as consent and shall remove any such stop transfer.

d.             Each Stockholder understands that the restrictions imposed by this Agreement are in addition to any other restrictions imposed by federal and state securities laws, to the extent applicable.

2.             Permitted Transfers.

a.             Notwithstanding the restrictions set forth in Section 1, the Stockholders may transfer their respective Lock-Up Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions set forth herein; (ii) if the Stockholder is an individual, to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, provided that the trustee of the trust agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; or (iii) with the prior written consent of Aries. For purposes of the foregoing, “immediate family” shall mean a Stockholder’s spouse, parents, siblings and lineal descendants.

b.             Notwithstanding the restrictions set forth in Section 1, if, prior to the termination of the Lock-Up Period, the trailing ten (10) day average of the last reported sale price of the Common Stock as reported by the Over-the-Counter Bulletin Board, the pink sheets or the Nasdaq system, is at any time equal to or greater than:

(i)            $2.00 per share, the Stockholders may sell up to 300,000 of the Lock-Up Shares, in the aggregate, during the Lock-Up Period and all restrictions set forth in paragraph 1(a) above, as they apply to such 300,000 Lock-Up Shares, shall be null and void; or

(ii)           $3.00 per share, the Stockholders may sell up to 600,000 of the Lock-Up Shares, in the aggregate, during the Lock-Up Period and all restrictions set forth in paragraph 1(a) above, as they apply to such 600,000 Lock-Up Shares, shall be null and void; or

(iii)         $4.00 per share, the Stockholders may sell up to all of the Lock-Up Shares, in the aggregate, during the Lock-Up Period and all restrictions set forth in paragraph 1(a) above, as they apply to all Lock-Up Shares, shall be null and void.

3.             Representations and Warranties of the Stockholders.

Each Stockholder hereby represents and warrants to Aries as follows:

a.             Authority; No Violation. The Stockholder has all necessary power and authority to enter into this Agreement and perform all the Stockholder’s obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of and is enforceable against the Stockholder and the Stockholder’s spouse, if the Lock-Up Shares will constitute community property, in accordance with its terms.

b.             No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not conflict with or constitute a violation of or default under any written contract, commitment, agreement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound including, without limitation, any voting agreement, stockholders’ agreement, trust agreement or voting trust.

c.             Ownership of Shares. Stockholder is the beneficial owner or record holder of the shares of Common Stock as set forth in Recital A and has sole voting power and sole power of disposition with respect to such shares of Common Stock, with no restrictions on such powers, subject to applicable laws and the terms of this Agreement.

4.             Representations and Warranties of Aries.

a.             Authority; No Violation. Aries has all necessary corporate power and authority to enter into this Agreement and perform all the obligations of Aries hereunder. This Agreement has been duly and validly authorized, executed and delivered by Aries and constitutes a valid and binding agreement of and is enforceable against Aries in accordance with its terms.

b.             No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Aries of the transactions contemplated hereby will not conflict with or constitute a violation of or default under any written contract, commitment, agreement or restriction of any kind to which Aries is a party or by which Aries is bound.

5.             Miscellaneous.

a.             Amendment; Waiver. No amendment or modification of any of the terms of this Agreement, nor any purported waiver of any condition or breach of any provision hereof, shall be effective unless in writing and signed by the party purported to be bound thereby. The failure of any party at any time to require performance by any other party of any provision hereof shall not affect in any way the right to require such performance at any later time, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of such provision. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

b.             Governing Law. The laws of the state of Nevada (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation, its validity, interpretation, construction, performance, and enforcement.

c.             Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction (or, if applicable, an arbitrator), the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

d.             Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces all prior understandings, negotiations, commitments, writings and agreements between the parties hereto, whether written or oral, express or implied, with respect to its subject matter. Each party to this Agreement acknowledges that no representations, warranties, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein.

e.             Construction. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other.  The captions and headings contained in this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.  The terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto.

f.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

g.             No Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or arising by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

h.             Attorneys’ Fees. If any party brings a suit or other proceeding against another party as a result of any alleged breach or failure by the other party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing party obtaining final judgment in such action or proceeding shall be entitled to receive from the non-prevailing party the prevailing party’s reasonable attorneys’ fees incurred by reason of such action or proceeding and all costs associated with such action or proceeding incurred by the prevailing party, including the costs of preparation and investigation.  The term “prevailing party” shall mean the party that is entitled to recover its attorneys’ fees, costs and expenses in the proceeding under applicable law or the party designated as such by the court or arbitrator.

i.              Notices. All notices, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been given by a party (a) when delivered by hand; (b) one day after deposit with a nationally recognized overnight courier service; (c) five days after deposit in the United States mail, if sent by certified mail, return receipt requested; or (d) when sent by facsimile with confirmation of transmission by the transmitting equipment (a confirming copy of the notice shall also be delivered by the method specified in (b)  above); in each case costs prepaid and to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties).

If to Aries:	Aries Ventures Inc.
11622 El Camino Real
San Diego, CA 92130
Attn: Christopher J. Reinhard
Facsimile No.: (858) 794-3420

With a copy to:	Fisher Thurber LLP
4225 Executive Square, Suite 1600
La Jolla, CA 92037
Attn: David A. Fisher
Facsimile No.: (858) 535-1616

If to any Stockholder:	Mark Zucker
11111 Santa Monica Blvd., Suite 1250
Los Angeles, CA 90025
Facsimile No.: (310) 402-5091

j.              Further Assurances. Each Stockholder agrees to execute and/or cause to be delivered to Aries such additional instruments and documents and shall take such other actions as Aries may reasonably request to effectuate the intent and purpose of this Agreement.

k.             Venue. Any action or proceeding arising out of or relating to this Agreement shall only be brought in the state or federal courts in San Diego, California, if the party initiating such action or proceeding and bringing the claim is Aries, or in Los Angeles, California, if the party initiating such action or proceeding and bringing the claim is a Stockholder, and each of the parties hereto submits to the personal jurisdiction of such courts (and of the appropriate appellate courts wherever located) in any such action or proceeding, and selects the courts in San Diego, California or Los Angeles, California, as applicable, for proper venue in any such action or proceeding.

l.              Binding Agreement. Each Stockholder understands that Aries is relying on this Agreement in proceeding toward consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further understands that this Agreement is irrevocable and shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto. Notwithstanding the foregoing, no party hereto may assign his or its rights or obligations under this Agreement without the written consent of the other party hereto.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ARIES

Aries Ventures Inc.,
a Nevada corporation

By:
Printed Name:
Title:

ZUCKER

Mark S. Zucker

REFLECTION

Reflection Partners, L.P.,
a California limited partnership

By:
Mark S. Zucker, its General Partner

ANVIL

Anvil Claims, Inc.,
a California corporation

By:
Mark S. Zucker, President

EXHIBIT J

Form of Representation Letter re Company Representations and Warranties (Directors)

October    , 2005

Aries Ventures Inc.

11622 El Camino Real, Suite 310

San Diego, California 92130

Gentlemen:

This Letter is being executed and delivered in accordance with Section 7.1(g)(v) of that certain Agreement of Merger and Plan of Reorganization of even date herewith (“Merger Agreement”) among Aries Ventures Inc., a Nevada corporation (“Parent”), Aries Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”).  Capitalized terms used but not defined herein shall have the meaning specified in the Merger Agreement.

The undersigned acknowledges and agrees that the execution and delivery of this Letter is a condition to Parent’s obligation to complete the Merger and other transactions contemplated by the Merger Agreement and that Parent is relying on this Agreement in consummating such transactions.

The undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Parent to consummate the transactions contemplated by the Merger Agreement, hereby represents and warrants to Parent as follows:

The undersigned has no knowledge of any fact or circumstance that would cause any of the representations or warranties of Cardium contained in the Merger Agreement to be false or misleading in any material respect.

Very truly yours,

Signature

Printed Name

Address

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EXHIBIT K-1

Form of Representation Letter re Parent Representations and Warranties (Director)

October    , 2005

Cardium Therapeutics, Inc.

11622 El Camino Real, Suite 310

San Diego, California 92130

Gentlemen:

This Letter is being executed and delivered in accordance with Section 7.2(f)(xi) of that certain Agreement of Merger and Plan of Reorganization of even date herewith (“Merger Agreement”) among Aries Ventures Inc., a Nevada corporation (“Parent”), Aries Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”).  Capitalized terms used but not defined herein shall have the meaning specified in the Merger Agreement.

The undersigned acknowledges and agrees that the execution and delivery of this Letter is a condition to Cardium’s obligation to complete the Merger and other transactions contemplated by the Merger Agreement and that Cardium is relying on this Agreement in consummating such transactions.

The undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Cardium to consummate the transactions contemplated by the Merger Agreement, hereby represents and warrants to Cardium as follows:

The undersigned has no knowledge of any fact or circumstance that would cause any of the representations or warranties of Parent and/or Acquisition Corp. contained in the Merger Agreement to be false or misleading in any material respect.

Very truly yours,

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EXHIBIT K-2

Form of Representation Letter re Parent Representations and Warranties (Zucker)

October   , 2005

Cardium Therapeutics, Inc.

11622 El Camino Real, Suite 310

San Diego, California 92130

Gentlemen:

This Letter is being executed and delivered in accordance with Section 7.2(f)(xi) of that certain Agreement of Merger and Plan of Reorganization of even date herewith (“Merger Agreement”) among Aries Ventures Inc., a Nevada corporation (“Parent”), Aries Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”).

The undersigned acknowledges and agrees the execution and delivery of this Letter is a condition to Cardium’s obligation to complete the Merger and other transactions contemplated by the Merger Agreement and Cardium is relying on this Agreement in consummating such transactions.

The undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Cardium to consummate the transactions contemplated by the Merger Agreement, hereby represents and warrants to Cardium as follows:

Other than as reflected in the Parent’s financial statements, the undersigned is not aware of any material contingent or conditional liabilities of Parent.

Very truly yours,

Signature

Mark Zucker

Address

K-2-1

EXHIBIT L

Parent Post-Closing Capitalization Table

The following reflects estimated amounts and will change depending on the actual amount raised in the Private Offering. Shares of Parent Common Stock underlying lead investor warrants will change depending on the actual amount invested eligible to receive warrants.

	Outstanding Shares of Common Stock
Holders	Minimum No. of Shares(1)		Percentage of Shares(3)	Maximum No. of Shares(2)		Percentage of Shares(3)
Existing Cardium Stockholders
Christopher J. Reinhard	2,950,000	(4)	7.8%	2,950,000	(4)	4.6%
Tyler M. Dylan	2,550,000		6.8%	2,550,000		4.0%
Dr. Gabor M. Rubanyi	2,000,000		5.3%	2,000,000		3.1%
The Stringfellow Family Trust, February 1, 1999, Jean Stringfellow, Trustee	400,000		1.1%	400,000		0.6%
Tracy Howell	150,000		0.4%	150,000		0.2%
TOTAL	8,050,000		21.4%	8,050,000		12.5%

Purchasers of Common Stock in the Offering
All Stockholders as a Group	16,505,762	(5)	43.9%	32,172,429	(5)	50.6%
Shares Underlying Lead Investor Warrants	3,301,153	(6)	8.8%	6,434,486	(6)	10.1%
TOTAL	19,806,915		52.7%	38,606,915		60.7%

Pre-Merger Stockholders of Aries
Kyneton Investments, Ltd.	296,855		0.8%	296,855		0.5%
David and Lily Marx	167,300		0.4%	167,300		0.3%
Mark S. Zucker	940,245		2.5%	940,245		1.5%
Divo Milan	118,008		0.3%	118,008		0.2%
All Other Stockholders as a Group	509,818		1.4%	509,818		0.8%
Total Outstanding Common Stock	2,032,226		5.4%	2,032,226		3.3%
Shares Underlying Warrant To Be Issued to Mark Zucker	400,000		1.1%	400,000		0.6%
TOTAL	2,432,226		6.5%	2,432,226		3.8%

Shares Underlying Warrants Issuable to Placement Agent	1,666,667		4.4%	5,000,000		7.9%

Shares Reserved for Employee Stock Option Pool	5,639,260		15.0%	9,545,047		15.0%

Total Common Stock Outstanding	26,587,988		70.7%	42,254,655		66.4%

Total Common Stock Issuable Pursuant to Options and Warrants	11,007,080		29.3%	21,379,533		33.6%

TOTAL COMMON STOCK (FULLY-DILUTED BASIS)	37,595,068		100.0%	63,633,648		100.0%

L-1

(1)                                  Based on a minimum amount raised in the Private Offering of $25,000,000.

(2)                                  Based on a maximum amount raised in the Private Offering of $48,500,000.

(3)                                  Percentages shown are on a fully-diluted basis after giving effect to the issuance and exercise of all shares authorized pursuant to the 2005 Equity Incentive Plan and the exercise of all warrants.

(4)                                  Includes approximately 39,096 shares of common stock issued or to be issued at $1.50 per share as repayment for operating expenses advanced and an additional 160,904 shares of common stock to be purchased in the Private Offering.

(5)                                  Does not include 160,904 shares of common stock purchased by Mr. Reinhard in the Private Offering and included in his holdings.

(6)                                  Assumes warrant coverage of 20% on all shares issued in Offering, other than shares purchased by Mr. Reinhard. Investors in the Private Offering may be eligible to receive warrant coverage of 10%, 20% or 30% depending on amount invested.

L-2

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.4

Company Stockholders

Capital Structure of Company immediately prior to Closing

Name of Beneficial Owner	Number of Shares of Common Stock Outstanding	Percent of Common Stock Outstanding

Christopher J. Reinhard Director and Executive Officer	2,750,000	35.0%

Tyler M. Dylan Director and Executive Officer	2,550,000	32.5%

Dr. Gabor M. Rubanyi	2,000,000	25.5%

The Stringfellow Family Trust, February 1, 1999, Jean Stringfellow, Trustee	400,000	5.1%

Tracy Howell	150,000	1.9%

Total	7,850,000	100.0%

The address for each Company Stockholder is c/o Cardium Therapeutics, Inc., 11622 El Camino Real, Suite 310, San Diego, California 92130.

COMPANY DISCLOSURE SCHEDULES
SCHEDULE 2.9

Financial Statements

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.10

Undisclosed Liabilities

1.                                       All liabilities created in connection with the Private Offering, including but not limited to liabilities created pursuant to the Placement Agent Agreement and the Escrow Deposit Agreement and legal fees payable to Littman Krooks, LLP, counsel to the Placement Agent.

2.                                       Legal fees payable to Fisher Thurber LLP.

3.                                       Audit and accounting fees payable to Marcum & Kliegman LLP.

4.                                       All liabilities created pursuant in connection with the Schering Transaction, including but not limited to payment of certain costs incurred by Schering on or after April 1, 2005.

5.                                       Any other liabilities disclosed in the Memorandum.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.11

Company Changes/Indebtedness

The disclosures in Schedule 2.10 are incorporated herein by reference.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.13

Schedule of Employee Benefit Plans

1.             2005 Equity Incentive Plan.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.14

Title to Properties and Encumbrances

None.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.16

Company Patent, Trademarks, Etc.

None.

The Company has an agreement with Schering to acquire certain intellectual property rights after the Closing of the Merger.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.17

Company Interested Party Transactions

None.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.19

Company Obligations to or by Stockholders

1.                                       Mr. Reinhard loaned $60,000 to the Company for which he will receive shares of Company Common Stock.

2.                                       Mr. Reinhard has subscribed for shares of Company Common Stock in the Private Offering.

3.                                       Mr. Reinhard and Mr. Dylan are entitled to reimbursement of certain travel and other business-related expenses.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.20

Company Assets and Contracts

1.                                       The Company has a lease for office space that is contingent upon the closing of the Private Offering.

2.                                       All applicable transactions disclosed in the Memorandum.

COMPANY DISCLOSURE SCHEDULES

SCHEDULE 2.21

Company Employees

None.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.4

Capitalization of Parent

Capital Structure of Parent immediately prior to Closing and after cancellation of all outstanding Stock Options

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock		Percent of Common Stock Outstanding (Pre Merger)	Number of Shares of Common Stock Issuable Pursuant to Outstanding Warrants	Percent of Shares of Common Stock (Pre Merger; Fully- Diluted Basis)(7)

Kyneton Investments, Ltd.	296,855		14.6%	296,855(3)	14.5%

David and Lily Marx	167,300		8.2%	—	4.1%

Mark S. Zucker	940,245	(1)	46.3%	890,245(4)	44.8%

Divo Milan Director	118,008	(2)	5.8%	118,008(5)	5.8%

Selwyn Kossuth Director	—		0.0%	—	0.0%

Robert N. Weingarten Director and Executive Officer	—		0.0%	—	0.0%

All other stockholders (as a group)	509,818		25.1%	751,118(6)	30.8%

Total	2,032,226		100.0%	2,056,226	100.0%

(1)                                  Includes 446,879 shares of common stock owned of record by Reflection Partners, L.P., a California limited partnership, and 50,000 shares of common stock owned by Anvil Claims, Inc. Mark Zucker is the general partner of Reflection Partners, L.P. and the owner of Anvil Claims, Inc.

(2)                                  The securities with respect to Mr. Milan are held by Karpnale Investment PTE Ltd., the beneficiaries of which are the sons of Mr. Milan. Mr. Milan does not have investment or voting power with respect to such securities, and accordingly, disclaims any beneficial interest in such securities.

(3)                                  Represents shares of common stock issuable upon exercise of currently exercisable Class A common stock purchase warrants.

(4)                                  Represents 890,245 shares of common stock issuable upon exercise of currently exercisable Class A common stock purchase warrants.

(5)                                  Represents 118,008 shares of common stock issuable upon exercise of currently exercisable Class A common stock purchase warrants.

(6)                                  Represents shares of common stock issuable upon exercise of currently exercisable Class A common stock purchase warrants.

(7)                                  Assumes all currently exercisable warrants are exercised.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.14

Parent Changes/Indebtedness

1.                                       Parent is canceling all of its existing insurance policies, including general liability, workers compensation, and directors and officers liability policies, at or before the Closing.  Parent is obtaining a policy of Directors and Officers Liability Insurance with “tail” coverage, to cover existing and former directors and officers of Parent.  Parent will pay the premium of approximately $28,000 prior to or at the Closing.

2.                                       Parent has formed Vestige Holdings, LLC, a Nevada limited liability company (“Vestige”), for the purpose of transferring certain non-cash assets of the Company to third parties, as anticipated in connection with the Merger.  Vestige is a single member LLC, wholly owned by Parent.  Parent has contributed $5,000 in cash and all of Parent’s non-cash assets to Vestige in exchange for 100% of the membership interest in Vestige.

At the Closing, Parent will transfer all of its right, title and interest in and to the membership interest in Vestige to Mark Zucker, Selwyn Kossuth, Divo Milan, and Robert Weingarten (collectively, the “Optionees”) in consideration of the surrender and cancellation by Optionees of all of their options to acquire Parent Common Stock.  These options consist of the following:

Mark Zucker	176,659 shares
Selwyn Kossuth	17,666 shares
Divo Milan	17,666 shares
Robert Weingarten	141,327 shares

3.                                       Parent is making a one-time cash distribution to shareholders of record immediately prior to the Closing of the Merger in an amount that will not reduce the cash assets of Parent, as of the Closing, below $1,500,000, after allowance for all expenses of Parent prior to the Closing and the payment of the bonus referenced in Pargraph 6 below.  Parent has entered into a Payment Agent Agreement with Computershare Truct Company, Inc. to handle the payment of the cash distribution to eligible shareholders.  A copy of this agreement has been provided to Company.

4.                                       Parent has cancelled all treasury shares of Parent Common Stock.  Parent has authorized the cancellation of all treasury warrants to purchase Parent Common Stock.

5.                                       Parent has existing warrants outstanding to purchase shares of Parent Common Stock at $6.00 per share.  These warrants will expire on November 11, 2005.

6.                                       Parent has awarded a cash bonus of $50,000.00 to Robert Weingarten, a director of Parent, in recognition of his service rendered on behalf of Parent.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.18

Parent Interested Party Transactions

1.                                       Parent is party to certain indemnification agreements with directors, officers, former directors, and former officers of Parent, whereby Parent will indemnify the said directors, officers, former directors and former officers from and against claims made against them arising from their actions and/or status as such officers and directors.

2.                                       Mark Zucker, Selwyn Rossuth, Divo Milan and Robert Weingarten hold options to purchase Parent Common Shares.  These option holders have agreed to surrender and cancel such options in exchange for the transfer by Parent of its right, title and interest in and to the membership interest in Vestige Holdings, LLC, a Nevada limited liability company.  See the disclosure at Schedule 3.14, no. 2, which is incorporated herein by this reference.

3.                                       See disclosure at Schedule 3.14, no. 6, which is incorporated herein by this reference.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.20

Parent Obligations to or by Stockholders

1.                                       See disclosure at Schedule 3.14, no. 3, which is incorporated herein by this reference.

2.             See disclosure at Schedule 3.14, no. 5, which is incorporated herein by this reference.

3.             See disclosure at Schedule 3.14, no. 6, which is incorporated herein by this reference.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.21

Parent Assets and Contracts

1.                                       See disclosure at Schedule 3.14, no. 3, which is incorporated herein by this reference.

2.             See disclosure at Schedule 3.14, no. 5, which is incorporated herein by this reference.

3.             See disclosure at Schedule 3.14, no. 6, which is incorporated herein by this reference.

4.                                       Parent is a party to a contract with Computershare Trust Company, Inc., to act as transfer agent for Parent.  This contract is terminable on thirty days notice.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.22

Parent Employees

None.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 3.23

Parent Patents, Trademarks, Etc.

None.

PARENT DISCLOSURE SCHEDULES

SCHEDULE 5.2(c)(ii)

Parent Asset Dispositions

1.                                       See disclosures on Schedule 3.14, nos. 1, 2, 3, 4 and 5, which are incorporated herein as though fully set forth at this place.